UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 30, 2016

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

351 EAST EVELYN AVENUE

MOUNTAIN VIEW, CA 94041

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The information contained in Item 1.02 below is hereby incorporated by reference.

On September 2, 2016, VIVUS, Inc., or the Company, entered into an Office Lease with AG-SW Hamilton Plaza Owner, L.P., or the Landlord, for new principal executive offices, consisting of approximately 13,981 rentable square feet of space, located at 900 E. Hamilton Avenue, Campbell, California, or the Premises. The Office Lease has an initial term of 58 full calendar months, commencing on the earlier of (a) the date the Company commences business operations in the Premises, or (b) the later to occur of (i) December 1, 2016, or (ii) the date the Premises are ready for occupancy, as described in the Office Lease. Unless renewed, the Office Lease will terminate on the last day of the 58th full calendar month following the Office Lease commencement date. The Company has one (1) option to renew the Office Lease for a term of two (2) years at the fair market rental rate as detailed in the Office Lease. The Office Lease will have a starting monthly base rental rate of $3.10 per rentable square foot, with agreed increases such that at the end of the initial term of the Office Lease the monthly base rental rate will be $3.49 per rentable square foot. The Company will not be obligated to pay monthly base rent for the first four (4) months of the initial term of the Office Lease, so long as the Company is not in monetary or other material default under the Office Lease.  The Company will be responsible to pay for its share of operating expenses, tax expenses and utilities costs for the Premises on a monthly basis, and the Company will pay the Landlord a security deposit of $198,000 subject to agreed reductions.

If the Company holds over after the expiration of the term of the Office Lease, with or without the express or implied consent of the Landlord, such tenancy shall be a tenancy at sufferance only, and shall not constitute a renewal or an extension under the Office Lease, and in such case the base rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the base rent applicable during the last rental period of the term under the Office Lease. The Landlord reserves the right to require the Company to surrender possession of the Premises to the Landlord, as provided in the Office Lease upon the expiration or other termination of the Office Lease.

The Company expects to occupy its new principal executive offices in December 2016.

Item 1.02.  Termination of a Material Definitive Agreement.

On August 30, 2016, the Company entered into the First Amendment to Lease with MV Campus Owner, LLC, the successor in interest to SFERS Real Estate Corp. U. The First Amendment to Lease amended the Lease effective as of December 11, 2012 by and between the Company and SFERS Real Estate Corp. U. The Lease consists of an approximately 45,240 square foot building, located at 351 East Evelyn Avenue, Mountain View, California, or the Evelyn Premises, which serves as the Company’s principal executive offices. A portion of the Evelyn Premises has been subleased to another party, or the Subtenant.

Under the First Amendment to Lease, the termination date of the Lease was amended to be November 30, 2016. Notwithstanding the previous sentence, the termination date (as modified by the First Amendment to Lease) shall be extended to December 31, 2016 only if (a) the Tri-Party Agreement (as defined below) has not been executed and delivered by the parties thereto on or prior to November 30, 2016, or (b) the Company delivers written notice to MV Campus Owner, LLC on or prior to October 1, 2016 of the Company’s election, in its sole discretion, to extend the termination date to December 31, 2016; provided, however, that if MV Campus Owner, LLC has not received such written notice on or prior to October 1, 2016, the Company’s right to extend the termination date hereunder shall be null and void and of no further force or effect. Except as set forth in the previous sentence or as otherwise expressly agreed in a writing executed by MV Campus Owner, LLC and the Company, the Company shall have no right or option to renew the Lease or to extend the termination date.

In connection with the First Amendment to Lease, the Company is obligated to obtain the Subtenant’s surrender and vacation of the subleased portion of the Evelyn Premises on or prior to the termination date.  As a result, on August 30, 2016, the Company entered into a tri-party agreement by and among the Company, Subtenant and MV Campus Owner, LLC, or the Tri-Party Agreement. The Tri-Party Agreement includes Subtenant’s agreement to (a) vacate and surrender the subleased portion of the Evelyn Premises on or prior to September 30, 2016, and (b) release MV Campus Owner, LLC from any and all liability and waive any and all claims Subtenant may have against MV Campus Owner, LLC in connection with certain agreements.

The Company has entered into an Office Lease for new principal executive offices as described in Item 1.01 above.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference.

Certain statements in this Current Report on Form 8-K are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. The Company does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in the Company’s Form 10-K for the year ended December 31, 2015 as filed on March 9, 2016, as amended by the Form 10-K/A filed on April 22, 2016, and periodic reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, Inc.

Date: September 6, 2016	By:	/s/ John L. Slebir
John L. Slebir
Senior Vice President, Business Development and General Counsel